Exhibit 23.01











                            INDEPENDENT AUDITORS' CONSENT



          The Board of Directors
          The Hillhaven Corporation:



          We consent to incorporation by reference in the Registration Statement (No. 33-35034) on Form S-8 of The Hillhaven Corporation of our report dated July 8, 1994 relating to the consolidated balance sheets of The Hillhaven Corporation and subsidiaries as of May 31, 1994 and 1993, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the years in the three-year period ended May 31, 1994, and all related schedules, which report appears in the May 31, 1994 Annual Report on Form 10-K of The Hillhaven Corporation.

          Our report refers to a change in the method of accounting for income taxes effective June 1, 1992.




                                             KPMG PEAT MARWICK LLP




          Seattle, Washington
          August 17, 1994